Exhibit 99.1

Oct. 28, 2009

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS	MEDIA
Tamera Gjesdal	A.-C. McGraw
Senior Vice President	Vice President
Investor Relations	Corporate Communications
(336) 733-3058	(336) 733-1471

Washington, D.C., information security executive named BB&T director

     WINSTON-SALEM, N.C. – The directors of BB&T Corporation (NYSE: BBT) on Tuesday elected K. David Boyer Jr., co-founder and chief executive officer of information services company GlobalWatch Technologies Inc., to the corporate board.

     Boyer, 58, joins the BB&T corporate board after 11 years as a member of BB&T’s advisory board for Washington, D.C.

     “David’s tenure on our local advisory board in Washington has led to a thorough understanding of our organization and its values and culture,” said BB&T Chairman John Allison. “He’ll be a tremendous asset to our corporate board of directors.”

     Metro Washington, D.C.-based GlobalWatch Technologies provides information risk management, information security, systems, and software engineering to clients in private industry and the federal government.

     Boyer is also a member of the Commonwealth of Virginia’s Treasury Board. The board supervises the investment of state funds and the financing of state buildings, and approves the terms, issuance and sale of certain bonds.

     “David is a very successful entrepreneur with a deep understanding of finance, due to his service on both our Washington, D.C., advisory board and Virginia’s state treasury board,” said BB&T Chief Executive Officer Kelly King. “Our corporate board will be even stronger with the benefit of David’s personal character, business acumen and intellectual insight.”

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     Boyer recently served on the board of directors for the Chief Executives Organization, an international group of 2,000 business, industry and government leaders. He also has served as a board member of the George Mason University Foundation, the Wolf Trap Foundation and WETA, Washington, D.C.’s public TV and radio station.

     Boyer was awarded the Earl G. Ingram Award in 2004 by the George Mason Diversity Advisory Board for his mentoring work with small businesses. He was named High Tech Entrepreneur of the Year in 1994 by Ernst and Young. In 1992 he was named as the Small Business Administration’s Outstanding Small Business Person of the Year for Washington, D.C.

     Boyer graduated from Pennsylvania State University with a bachelor’s degree in psychology and a master’s degree in human development, and was named a distinguished alumnus in 2000. A former captain in the U.S. Air Force, he is still on reserve status.

     “As a longtime BB&T advisory board member, I know firsthand that this is a high performing company of the utmost integrity,” Boyer said. “I’m thrilled to serve on the corporate board of such a well respected organization that believes in doing everything possible to help its clients achieve economic success and financial security.”

     Boyer is the third addition to the 20-member BB&T Corporation board of directors this year. Atlanta attorney and commercial real estate developer Litt Glover was elected to the board in August and Piedmont Natural Gas CEO Tom Skains joined the board in June.

     At Sept. 30, Winston-Salem, N.C.-based BB&T Corporation had $165.3 billion in assets and operated more than 1,800 financial centers in 13 states and Washington, D.C. More information about the company is available at BBT.com.

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